                                  EXHIBIT 11

                       ARBOR DRUGS, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE



                                                 Three Months Ended                         Nine Months Ended
 (In thousands, except per share data)              April 30,                                  April 30,
                                                ------------------                         ------------------
                                              1996               1995                   1996              1995

A.  Net Income                            $  6,057 (a)       $  5,230 (a)             $ 19,893 (a)    $  17,427 (a)
Weighted average number of                ========           ========                 ========        =========
common shares outstanding                   25,029 (a)         24,713 (a)               24,904 (a)       24,612 (a)

Effect of the issuance of
stock options and assumed
exercise of stock options
at prices which are lower
than the average market
price of the common shares
during the period, using the
treasury stock method                          689                375                      663              300
                                          --------            -------                  -------         --------


B. Average number of common
   shares and common
   equivalent shares for
   primary earnings per share               25,718             25,088                   25,567           24,912
                                          ========           ========                 ========        =========
Weighted average number of common
shares outstanding  (a)                     25,029             24,713                   24,904           24,612

Effect of the issuance of stock
options and assumed exercise of
options at prices which are lower
than the market price of common
stock at end of the period when
such price is higher than average
market price of the common shares              689                473                      693              450
during the period, using the treasury     --------           --------                 --------        ---------
stock method

C.  Average number of common shares
    and common equivalent shares            25,718             25,186                   25,597           25,062
    for fully diluted earnings per share  ========           ========                 ========        =========

Primary earnings
per share A                               $    .24           $    .21                 $    .78        $     .70
          B                               ========           ========                 ========        =========

Fully diluted earnings
per share  A                              $    .24           $    .21                 $    .78        $     .70
           C                              ========           ========                 ========        =========






(a) These amounts agree with the related amounts in the Condensed Consolidated Statements of Income. All share amounts have been restated to give effect to the stock split declared on April 17, 1995 and distributed on May 15, 1995.



                                       11